Exhibit 10.16

COMMERCIAL LEASE

This lease is entered into between JAM WALNUT PROPERTIES LLC (“Landlord”) and Magnetech Industrial Services, Inc. (“Tenant”).

1. Agreement to Lease. Landlord is the owner of real estate and improvements located at 1125 S. Walnut Street, South Bend, Indiana, the legal description of which is attached as Exhibit “A” (“Real Estate”). Subject to all the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord a portion of the Real Estate as shown on the drawing attached as Exhibit “B” (“Property”). Tenant shall be responsible for expenses on the entire Real Estate, such as taxes, utilities, etc. as provided in this Lease.

2. Term.  This Lease shall be for an initial term of nine (9) years beginning on May 5, 2003, (“Lease Commencement Date”) through May 5, 2012 (“Lease Termination Date”)

3. Use. Tenant shall use the Property for the operation of its business and any related purpose.

4. Rent. As rent for use of the Property, Tenant agrees to pay the following:

Lease Years	Rent
1st through 3rd years	$7,200. per month
4th through 6th years	$7,560. per month
7th through 9th years	$7,938. per month

The first payment of rent shall be due on the Lease Commencement Date with subsequent payments due on the same day of each consecutive month thereafter. Payments shall be made to Landlord at 1125 S. Walnut Street, South Bend, Indiana 46619, or any other place Landlord may from time to time designate in writing.

If Tenant fails to pay any rent, expenses or other charges required under this Lease within five (5) days after the due date, then any unpaid amounts shall be subject to a late charge of two percent (2%) interest per month from the due date to the date of payment, which percentage rate is an annual rate of twenty-four percent (24%). Notwithstanding this interest charge, nonpayment of any such amounts due under this Lease shall constitute a default.

5. Additional Expenses.

a. Utilities. All utility bills, including water, sewerage, gas, electricity, telephone and similar services on the Real Estate shall be paid by Tenant. Tenant shall not install any equipment which shall exceed the capacity of any utility facilities furnished by Landlord. If any equipment desired by Tenant requires additional utility facilities, the same shall be installed at Tenant’s expense in compliance with all applicable code requirements and with Landlord’s prior written approval. Further, Landlord shall not be liable to Tenant in damages or otherwise for any utilities or services, whether or not furnished by Landlord hereunder, which are interrupted or terminated for any reason, including repairs, installations, improvements, energy emergency or shortage.

b. Taxes and Assessments. Tenant shall pay all real estate taxes (“Taxes”), assessments and any other governmental charges (“Assessments”) on the Real Estate as they come due during the term of the Lease. Tenant shall pay Taxes to Landlord in two (2) equal installments on or before May 10 and November 10 of each year during the term of this Lease. Tenant shall pay Assessments to Landlord at least ten (10) days before the Assessments are due and payable. Landlord agrees to furnish Tenant with copies of official statements from the County Treasurer or other taxing authority on or before each April 15 and October 15 reflecting the Taxes and/or Assessments due on the Real Estate.

c. Maintenance. Tenant shall at all times maintain the complete Real Estate in good working order and repair, including but not limited to the foundations, roof and other structural portions of the Real Estate. All entrances, vestibules, partitions, windows, window frames and moldings, door openers, fixtures, equipment, and appurtenances thereof, as well as lighting, heating, electrical, plumbing, ventilation, air conditioning and similar systems (whether installed by Landlord or Tenant). Tenant shall keep the Real Estate in a clean, orderly, and safe manner. Tenant covenants that the Real Estate shall at all times comply with all ordinances, governmental regulations and applicable laws. If replacement of any aforesaid equipment, fixtures or appurtenances becomes necessary, Tenant shall replace the same with equipment, fixtures and appurtenances of the same size and quality and shall promptly repair any and all damage done by such replacement. If Tenant fails to perform these obligations, Landlord without notice may, but shall not be obligated to, perform such obligations and add the cost to the next installment of rent due. At the expiration of this Lease or any extension thereof, Tenant shall return the Real Estate to Landlord in its Original Condition, reasonable wear and tear excepted. Tenant shall pay for all repairs and Real Estate upkeep, including window and glass replacement, snow removal, trash removal, lawn care and similar expenses.

6. Insurance.

a. Fire Insurance. Tenant at its sole cost and expense shall keep the building or buildings and improvements on the Real Estate insured under a policy with extended coverage endorsements for not less than its full or their full replacement value. Tenant shall be responsible for insurance covering Tenant’s personal property. Tenant shall also obtain business interruption insurance if Tenant wishes to be protected from this risk since it is understood the Landlord shall not be responsible for any loss to Tenant caused by fire (regardless of who is negligent). Tenant agrees not to keep or use anything on the Property which is prohibited by the standard policy form of fire insurance.

b. Public Liability Insurance. At Tenant’s expense, Tenant shall procure comprehensive and general public liability insurance against claims for personal injury, death or property damage occurring in, or about the Property, such insurance to afford protection to the limit of not less than One Million Dollars ($1,000,000.) in respect to injury or death of a single person, Five Million Dollars

($5,000,000.) in respect to any one accident and Five Hundred Thousand Dollars ($500,000.) in respect to property damage.

c. General Requirements. The insurance policies required to be obtained by Tenant shall name Tenant as the insured and the Landlord (and any mortgagee as additional insureds. These insurance policies shall be issued by insurers authorized to do business in the State of Indiana. These policies shall provide that they not be cancelled without at least ten (10) days prior written notice to both Landlord and Tenant and further that any losses shall be payable notwithstanding any act or negligence of Tenant or Landlord which might otherwise result in forfeiture of the insurance.

Upon commencement of the term of this Lease and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, a certificate evidencing the insurance policies issued by each insurer shall be delivered to Landlord, together with satisfactory evidence of payment of all required premiums.

7. Acceptance of Premises.  By occupying the premises, Tenant acknowledges that the Property has been examined and is in good order and repair (“Original Condition”). Tenant acknowledges that no representations as to the condition of repair have been made by Landlord.

8. Alterations.  Tenant shall make no structural changes alterations, additions, or improvements, or do any such work on or about the Property without the prior written consent of the Landlord. All structural changes or alterations shall become a part of the Property and remain thereon as Landlord’s property at the termination of the Lease. However, Landlord hereby consents to and gives Tenant the right to install or provide such trade fixtures, partitions and equipment, together with any additional painting or decorative, nonstructural alterations, which Tenant may find necessary or desirable for operation of its business. It is further agreed that all such trade fixtures, partitions and equipment installed by Tenant (“Trade Fixtures”), regardless of the manner of their annexation, may be removed by Tenant at the termination of this Lease.

All changes, whether structural or nonstructural, shall be made at Tenant’s own expense. Restoration of the Property to its Original Condition (including damage caused by removal of the Trade Fixtures) also shall be made at Tenant’s expense. Tenant shall promptly pay for all materials and labor involved in making such changes or restoration and shall not permit any liens, claims or demands (“Claim”) to exist against the Landlord or the Property. If a Claim is filed or made against the Landlord or the Property, Tenant shall defend the same at its own expense and indemnify and hold Landlord harmless from all liability and expenses arising by virtue of the Claim (unless the Claim arose because of the fault of the Landlord).

9. Assignment and Subletting. Tenant shall not assign, pledge, mortgage, or otherwise encumber either this Lease or the Property. Tenant shall not sublet all or any part of the Property without the Landlord’s prior written consent. However, no permitted subletting shall relieve Tenant of Tenant’s obligations under this Lease. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no subletting had been made.

10. Casualty Loss. If the Property is damaged or destroyed by fire or other casualty which renders it untenantable, Landlord may elect to either terminate the Lease or restore the Property to its former condition within one hundred twenty (120) days after such casualty. Landlord shall give written notice of such election to Tenant within thirty (30) days after the casualty; if such notice is not given, the Lease shall terminate. If Landlord does not restore the Property, rent shall be paid at the agreed rate only up to and including the date of such casualty. If Landlord repairs the Property, the rent shall abate until the Property is again tenantable. If the Property suffers only partial damage or destruction, Landlord shall repair the damage within a reasonable time and shall abate Tenant’s rent in proportion to the amount of the untenantable Property.

11. Default of Tenant.  Failure of Tenant to perform any requirements under this Lease within thirty (30) days after written notice of default is received from Landlord, except Tenant’s failure to make rental payments for which no written notice of default is required from Landlord, shall be considered a default by Tenant under this Lease.

12. Remedies of Landlord. If Tenant defaults in payment of rent, expenses or any other agreements contained in this Lease, Tenant will at once deliver peaceable possession of the Property to Landlord.

13. Signs. The Tenant may install appropriate signs on the Property. At the termination of this Lease, such signs shall be removed at Tenant’s expense. Any damage to the Property caused by the erection, maintenance or removal of such signs shall be paid for by the Tenant.

14. Environmental Representations. Tenant shall not use, or permit the Property to be used, in a manner that violates any applicable federal, state or local law, regulation or ordinance now or hereafter in force. This includes, but is not limited to, any law, regulation or ordinance pertaining to air or water quality or emissions; the handling, transportation, storage, treatment, usage or disposal of toxic or hazardous substances; or any other environmental matters. Compliance shall be at the sole cost and expense of Tenant, its agents, employee, contractors or invitees.

Tenant shall immediately notify the Landlord of any spills, releases or other potential failures to comply with applicable environmental laws and regulations, and of any inspections, notices, orders, fines or communications originating from environmental regulatory agencies.

Landlord, its officers, employees, contractors or agents shall have the right but not the duty to inspect the premises, including Ternant’s records pertaining to environmental compliance, and conduct any sampling or tests necessary to verify Tenant’s compliance with applicable environmental law or regulations and this Lease. If Tenant is found to be in violation of this Lease or any applicable law or regulation, or if environmental contamination is detected, Tenant shall be responsible for all costs associated with such contamination or noncompliance.

Tenant agrees to indemnify, defend and hold Landlord and its officers, directors, employees, contractors and agents harmless from all costs or liabilities arising from any environmental contamination or noncompliance with any applicable federal, state or local environmental law, regulation or ordinance now or hereafter in force, resulting from the operations of the Tenant, its agents, employees, contractors or invitees.

This indemnification includes, without limitation, all claims, judgments, damages (including natural resource damages), penalties, fines and costs incurred in connection with any site investigation to determine the presence or extent of any contamination, as well as the costs of any cleanup, removal or remedial work, whether or not it is required by any regulatory agency. Such costs shall include reasonable environmental consultant’s and attorney fees.

This indemnification shall survive the expiration or earlier termination of this Lease.

15. Liability and Indemnification. Landlord shall not be liable to Tenant for any damage or injury to Tenant or Tenant’s property arising out of or in any way related to the condition of the Property. Tenant shall indemnify and hold Landlord harmless against all liabilities, losses, claims, costs, expenses and judgments of any nature arising from or in connection with injuries to persons or damage to property arising from or connected with Tenant’s use of the Property.

16. Holding Over. At the termination of this Lease, by lapse of time or otherwise, Tenant will yield up immediate possession to Landlord.

17. Option to Renew. Provided this Lease is in effect and Tenant is not in default, Tenant shall have the right and option to renew this Lease for additional terms of three (3) years each under the same provisions as the original Lease, except for rental payments. To be effective, the option to renew must be exercised by Tenant by notice delivered to Landlord or mailed to Landlord by certified mail, postage prepaid and return receipt requested at least four months prior to the beginning date of the renewal term.

For each option renewal term, Tenant agrees to pay as rent for the Property an increase in monthly installments equal to five percent (5%) rounded to the nearest dollar. For example, for the first renewal term, Tenant would pay as rent for the Property equal monthly installments of EIGHT THOUSAND THREE HUNDRED THIRTY-FIVE DOLLARS ($8,335.00) each; the monthly rent for the second renewal term would be EIGHT THOUSAND SEVEN HUNDRED FIFTY-TWO DOLLARS ($8,752.00) per month.

18. Miscellaneous.

a. Quiet Enjoyment. So long as Tenant performs and observes all the provisions of this Lease, Landlord covenants and promises that Tenant shall have peaceful enjoyment of the Property.

b. Notice. Notice from one party to another relating to this Lease shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address, telex number or facsimile number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express or like overnight courier service or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. The current address of the parties is as follows:

Landlord	Tenant
JAM WALNUT PROPERTIES, LLC	Magnetech Industrial Services, Inc.
1125 S. Walnut Street	1125 S. Walnut Street
South Bend, IN 46619	South Bend, IN 46619
Fax: 574-232-7648

c. Entry and Inspection. Landlord shall have the right to enter and inspect the Property at reasonable times.

d. Attorney Fees. Tenant shall pay all reasonable costs, attorney and paralegal fees and expenses that may be incurred by Landlord in the enforcement of the terms of this Lease including any expenses incurred on appeal.

e. Severability. If any provision of this Lease becomes invalid or unenforceable, the remainder of the Lease shall not be affected and the balance of the Lease provisions shall be valid and enforceable to the fullest extent permitted by law.

f. Successors. The provisions of this Lease shall be binding upon the successors in interest of both Landlord and Tenant.

g. Headings. The paragraph headings contained in this Lease are for reference purposes only and shall not affect in any way the meaning or interpretation of this Lease.

h. Counterparts. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i. Entire Agreement. This Lease (including the exhibits hereto) is intended by the parties to and does constitute the entire agreement of the parties with respect to the rental of the Property. This Lease supersedes any and all prior understandings, written or oral, between the parties hereto.

Landlord and Tenant now sign this Lease to be effective the 5th day of March, 2003.

LANDLORD	TENANT
JAM WALNUT PROPERTIES, LLC	MAGNETECH INDUSTRIAL SERVICES, INC.

/s/ John A. Martell	/s/ John A. Martell
By: John A. Martell, Member	By: John A. Martell, President

Exhibit “A”
Legal Description

The subject property is located at 1125 South Walnut Street, Portage Township, South Bend, Indiana 46619. The subject property is the offices, warehouse and manufacturing plant for Magnetech Industrial Services, Inc. It is located in a heavily industrialized area in southwest South Bend.

The site is part of the Northwest Quarter of Section 14, Township 37, Range 2 East, beginning 682.75 feet south of the Southwest corner of Sample and Walnut, approximately 5 acres. The site is serviced by all necessary public utilities, including gas, water, electric and sewer.

The site is improved with a masonry exterior with flat roof and the interior has paper or painted drywall. Lay-in grid ceiling, carpeted floors. The warehouse and manufacturing space are pre-engineered metal construction with reinforced slab floors. The warehouse has a 15 foot eave height and the manufacturing area has a 23.5 foot eave height. There is 28,600 square feet of asphalt paving in parking area and driveways.

Magnetech Lease Area
Main Office	5,526 sf	4,800 sf
Warehouse	15,750 sf	7,500 sf
Manufacturing	19,400 sf	19,400 sf
Total Area	40,676 sf	31,700 sf

Warehouse eave height:	15’
Manufacturing eave height	23.5’

Exhibit “B”
Drawing of Property